EXHIBIT 10.1

AMENDMENT NO. 2
TO
EMPLOYMENT AGREEMENT

This Amendment is made effective as of February 4, 2015, by and between Cardiovascular Systems, Inc. (the “Corporation”) and Kevin J. Kenny (“Employee”).

WHEREAS, the Corporation and Employee entered into an Employment Agreement dated April 15, 2011, and amended the Agreement by entering into Amendment No. 1 to Employment Agreement on December 31, 2012 (as amended, the “Agreement”); and

WHEREAS, in connection with a promotion of Employee to a new position, the parties wish to amend the Agreement to update Employee’s title and compensation arrangements.

NOW, THEREFORE, the parties agree as follows:

1.    Section 1 of the Agreement is hereby amended in its entirety to read as follows:

Nature and Capacity of Employment. The Corporation hereby agrees to employ Employee as Chief Operating Officer, pursuant to the terms of this Agreement. Employee agrees to perform, on a full time basis, the functions of this position, pursuant to the terms of this Agreement. The employee will report to the Corporation’s Chief Executive Officer.

2.     Section 3 of the Agreement is hereby amended in its entirety to read as follows:

Base Salary. The full-time annual base salary for this position initially will be $430,000.00 per year, payable bi-weekly in accordance with the Corporation’s regular payroll practices, less required and authorized deductions and withholdings. The Corporation will conduct performance and salary reviews on an annual basis and may adjust Employee’s annual base salary as determined appropriate by the Corporation’s Board of Directors or a committee thereof.

3.     Section 4 of the Agreement is hereby amended in its entirety to read as follows:

Bonus. Employee will be eligible to receive an annual cash bonus pursuant to the terms and conditions of the Corporation’s executive officer cash bonus plan established each year and subject to the achievement of the performance goals of the plan.

4.     Section 5 of the Agreement is hereby amended in its entirety to read as follows:

Long Term Incentive Equity Awards. Employee will be eligible to receive equity based awards pursuant to the terms and conditions of the Corporation’s annual long term incentive equity compensation plan established each year, subject to the achievement of performance conditions, if any.

EXHIBIT 10.1

5.    Section 6 of the Agreement is hereby deleted in its entirety and replaced with the word “Reserved” to preserve the integrity of the paragraph numbering in the Agreement.

6.    Section 7 of the Agreement is hereby deleted in its entirety and replaced with the word “Reserved” to preserve the integrity of the paragraph numbering in the Agreement.

7.     Section 11.3 of the Agreement is hereby amended in its entirety to read as follows:

Severance. If at any time Employee is terminated by the Corporation without Cause (as defined below), or Employee terminates his employment for Good Reason (as defined below), and Employee executes, returns and does not rescind, and all rescission periods have expired, by the 60th day after termination of Employee’s employment, a release of claims agreement in a form supplied by the Corporation, then the Corporation will: (i) pay Employee the Severance Amount (as defined below) at the times and in the manner described below; (ii) pay Employee, at the same time and in the same manner as provided under the Corporation’s cash bonus plan, a pro rata portion of any performance bonus for which the performance period has not expired prior to his termination of employment, with such pro rata portion based on that portion of the performance period during which the Employee was employed; and (iii) continue to pay the Corporation’s ordinary share of premiums for eighteen (18) calendar months for Employee’s COBRA continuation coverage in the Corporation’s group medical, dental, and life insurance plans (as applicable), provided Employee timely elects such continuation coverage and timely pays Employee’s share of such premiums, if any. Notwithstanding the foregoing, if the Corporation determines, in its sole discretion, that the payment of the Corporation’s share of the COBRA premiums would result in a violation of the nondiscrimination rules of Code Section 105(h)(2) or any statute or regulation of similar effect (including, but not limited to, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then, in lieu of paying such COBRA premiums, the Corporation may, in its sole discretion, elect to pay Employee, on the first day of each month, a fully taxable cash payment equal to the Corporation’s share of the COBRA premiums for that month, subject to applicable tax withholdings. Employee may, but is not obligated to, use such payment toward the cost of COBRA premiums. Each of the payments described in clauses (i), (ii) and (iii) above is subject to the application of Code Section 409A as set forth in Section 11.4 below and subject to the condition that Employee, at the time of any such payment, is in compliance with the terms of the release of claims agreement referred to in the preceding sentence and with Sections 12, 13, 14, 15 and 16 of this Agreement.

a.	Termination by the Corporation with Cause. For purposes of this Section 11.3, “Cause” means:

(1)	Employee’s neglect of any of his material duties or his failure to carry out reasonable directives from the Chief Executive Officer or the Board of Directors or its designees;

EXHIBIT 10.1

(2)	Any willful or deliberate misconduct that is injurious to the Corporation;

(3)	Any statement, representation or warranty made to the Chief Executive Officer, the Board or its designees by Employee that Employee knows is false or materially misleading; or

(4)	Employee’s commission of a felony, whether or not against the Corporation and whether or not committed during Employee’s employment.

b.	Termination by Employee for Good Reason. For purposes of this Section 11.3, “Good Reason” means:

(1)
The assignment to Employee, without Employee’s written consent, of employment responsibilities that are not of comparable responsibility and status to the employment responsibilities described in this Agreement;

(2)
The Corporation’s reduction of Employee’s base salary without Employee’s written consent, unless pursuant to a cost reduction effort approved by the Board of Directors that also results in the reduction of salaries of other executive officers; or

(3)	The Corporation’s failure to provide Employee, without Employee’s written consent, those employee benefits specifically required by this Agreement.

c.
Severance Amount. Except as set forth in the following sentence with respect to a Change of Control, the “Severance Amount” will be the product of (i) 1.5, multiplied by (ii) Employee’s annual base salary at the time of termination of Employee’s employment. If Employee is terminated following a Change of Control (as that phrase is defined in the Corporation’s Executive Officer Severance Plan) and before the second anniversary of the Change of Control, then the Severance Amount will be the product of (i) 1.5, multiplied by (ii) the sum of (A) Employee’s annual base salary at the time of termination of Employee’s employment and (B) the target bonus amount that Employee was eligible to earn in the year of termination under the Corporation’s cash bonus plan at 100% achievement against Corporation budgets. In either case, the Severance Amount will be paid in approximately equal installments, as determined by the Corporation in its sole and absolute discretion, at regular payroll intervals over a period of eighteen (18) months, beginning on the next regularly scheduled payday coinciding with or immediately following the 60th day after the termination of the Employee’s employment and continuing until the end of such eighteen (18) month period.

EXHIBIT 10.1

8.    Except as set forth herein, all provisions of the Agreement will remain in full force and effect without modification.

9.    Capitalized terms used in this Amendment, but not otherwise defined, have the meanings assigned to them under the Agreement.

[Signature page follows]

EXHIBIT 10.1

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed on the day and year first above written.

CARDIOVASCULAR SYSTEMS, INC.

By:    /s/ David L. Martin
Name: David L. Martin
                    Title: Chief Executive Officer

/s/ Kevin J. Kenny

Kevin J. Kenny